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                               CONSENT OF COUNSEL

                                 CDC MPT+ Funds

            We hereby consent to being named in the Statement of Additional Information included in Post-Effective Amendment No. 2 (the "Amendment") to the Registration Statement on Form N-1A (Securities Act File No. 333-66279, Investment Company Act File No. 811-09083) of CDC MPT+ Funds (the "Trust") under the caption "Independent Auditors and Counsel" and to the Trust's filing a copy of this Consent as an exhibit to the Amendment. Further, we hereby consent to the Trust's reliance on our legal opinion dated May 5, 1999 currently on file with the Securities and Exchange Commission in connection with the offering of the Trust's shares.


                                                  /s/ Willkie Farr & Gallagher

                                                  Willkie Farr & Gallagher

February 28, 2001

New York, New York